EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Denise Davis Salem Communications (805) 987-0400 ext. 1081

SALEM COMMUNICATIONS ANNOUNCES PRICING OF PUBLIC EQUITY OFFERING

CAMARILLO, Calif., April 29, 2004— Salem Communications Corporation (Nasdaq: SALM), the leading radio broadcaster focused on religious and family-themed programming, announced today the pricing of a public offering, at $30.00 per share, of 3,100,000 shares of its Class A common stock, consisting of 2,325,000 primary shares being sold by the Company and 775,000 shares being sold by its two principal stockholders and founders, Edward G. Atsinger III and Stuart W. Epperson. In addition, the Company and the selling stockholders have granted the underwriters an over-allotment option to purchase up to an additional 175,000 shares from the Company and 225,000 shares from the selling stockholders at the offering price. The Company announced its proposed offering on April 26, 2004.

Salem Communications intends to use the estimated net proceeds, assuming no exercise of the underwriters’ over-allotment, of $65.5 million from this offering for working capital and general corporate purposes, which may include the redemption of up to approximately $52.5 million principal amount of outstanding 9% senior subordinated notes.

Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. are joint book-running managers for the offering.

This press release is not an offer to sell or a solicitation of an offer to buy these securities in any state in which such offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus and related prospectus supplement. Copies of the final documents may be obtained from Credit Suisse First Boston LLC, 11 Madison, New York, NY 10010; Deutsche Bank Securities Inc., 60 Wall Street, 43rd Floor, New York, NY 10005, UBS Securities LLC, 299 Park Avenue, New York, NY 10171; Jefferies & Company, Inc., 650 California Street, 29th Floor, San Francisco, CA 94108; and SunTrust Capital Markets, Inc., 3333 Peachtree Road, N.E. 10th Floor, Atlanta, GA 30326.

Salem Communications Corporation, headquartered in Camarillo, CA, is the leading U.S. radio broadcaster focused on religious- and family-themed programming. Upon completion of all announced transactions, the company will own 95 radio stations, mainly comprised of three formats: Christian Teaching/Talk; News/Talk; and Contemporary Christian Music. In addition to its radio properties, Salem owns the Salem Radio Network®, which syndicates talk, news and music programming to approximately 1,600 affiliated radio stations; Salem Radio Representatives™, a national sales organization; Salem Web Network™, the leading Internet provider of Christian content and online streaming; and Salem Publishing™, a Christian magazine publisher. For more information, visit Salem Communications’ web site at www.Salem.cc.

Forward-Looking Statements

This press release contains forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual events and results to differ materially from those that may be described or implied. Such factors include but are not limited to adverse economic and market conditions and other risks and uncertainties detailed from time to time in Salem’s reports on Forms 10-K, 10-Q, 8-K and other filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.